Exhibit 10.1
Apache Corporation 401(k) Savings Plan
Second Amendment Not Covered by the 2010 Determination Letter
Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right, as follows, by adding the following row to the end of the table in Appendix C, effective as of September 1, 2011.

Phoenix Exploration Company LP (“Phoenix”)	Individuals hired by Apache on September 1, 2011 from Phoenix. A New Employee shall be eligible to make Participant Contributions from Compensation paid after September 1, 2011.
EXECUTED this 31st day of August, 2011.

APACHE CORPORATION
By:	/s/ Margery M. Harris
Margery M. Harris
Senior Vice President, Human Resources